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                                                                     EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                           DJH INTERNATIONAL, INC.
                              a Nevada Corporation

                                       I.

The name of the corporation shall be DJH International, Inc. and shall be governed by Chapter 78 of the Nevada Revised Statutes.

                                       II.

The Resident Agent is Michael J. Daniels, 537 E. Sahara, Suite 209, Las Vegas, Nevada 89104.

                                      III.

The nature of the business of the corporation will be to engage in any lawful activity permitted by the laws of the State of Nevada, and desirable to support the continued existence of the corporation.

                                       IV.

The total authorized capital stock of the corporation will be Twenty-Five Thousand Dollars ($25,000.00). This will consist of Fifty million (50,000,000) shares of $.0005 par value common stock. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Each share of stock shall have voting privileges and will be eligible for dividends.

                                       V.

The governing board of this corporation shall be known as directors and shall be styled directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, provided that the number of directors shall not be reduced to less than one (1) director. The name and address of the first director is as follows:

Michael J. Daniels: 537 E. Sahara, Suite 209, Las Vegas, NV 89104.



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                                       VI.

The name and address of the original incorporator is:

Michael J. Daniels: 537 E. Sahara, Suite 209, Las Vegas, NV 89104.

                                      VII.

The corporation shall have perpetual existence according to NRS 78.035.


The undersigned, being the original incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Nevada, and in pursuance of the general corporation law of the State of Nevada, does make and file this Certificate, hereby declaring and certifying the facts hereinabove stated are true, and accordingly has hereunto set his hand this 28th day of October, 1996.

                                          /s/ Michael J. Daniels

STATE OF NEVADA   )
                  ) SS
COUNTY OF CLARK   )

On this 28th day of October, 1996 personally appeared before me, a Notary Public in and for said County and State, Michael J. Daniels, and acknowledged that he executed the above instrument freely and voluntarily for the uses and purposes therein mentioned.

SUBSCRIBED and SWORN to before me
this 28th day of October, 1996.

/s/ Sindi Patricia Moreno

NOTARY PUBLIC, in and for said
County and State.



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